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                                 EXHIBIT 11.1

                           PHOENIX TECHNOLOGIES LTD.

                       COMPUTATION OF EARNINGS PER SHARE
                           PRIMARY EARNINGS PER SHARE
                                 (in thousands)


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
                                                               Three Months Ended
                                                                  December 31,
                                                               ------------------
                                                                1995        1994
                                                                ----        ----
Net income                                                     $ 2,067    $ 1,569
                                                               -------    -------
                                                               -------    -------
Weighted average number of common shares outstanding            13,968     13,438

Weighted average number of common equivalent shares              1,339      1,337
                                                               -------    -------
Weighted average number of common and common
  equivalent shares outstanding                                 15,307     14,775
                                                               -------    -------
                                                               -------    -------

Net income per common share                                     $ 0.14     $ 0.11
                                                               -------    -------
                                                               -------    -------
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